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                                                                       EXHIBIT 1

                                    AGREEMENT

                  This Agreement is entered into as of November 30, 2001, by and among Deere Park Capital, L.L.C., an Illinois limited liability company ("DEERE PARK"), Frank J. Fradella (the "DEBTOR"), and Nextgen Communications Corporation, a Delaware corporation formerly known as U S Industrial Services, Inc. ("NEXTGEN").

                                    RECITALS:

                  A. For valued received, the Debtor issued to Deere Park that certain Secured Promissory Note (the "NOTE") dated as of March 23, 2001 in the original principal amount of Three Hundred Fifty Thousand Dollars ($350,000).

                  B. To secure the Debtor's obligations under the Note, the Debtor and Deere Park entered in to that certain Hypothecation Agreement dated as of March 23, 2001 (the "HYPOTHECATION AGREEMENT"), pursuant to which the Debtor pledged to Deere Park 500,000 shares of the Common Stock of Nextgen represented by stock certificate #188 (the "SHARES"), together with a duly endorsed stock power (the "STOCK POWER" and together with the Shares, the "COLLATERAL").

                  C. The Debtor is currently in default under the Note and the Hypothecation Agreement.

                  D. Deere Park and the Debtor desire that Deere Park accept the Collateral in full satisfaction of the Debtor's obligations under the Note.

                  NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1.       The Debtor hereby represents and warrants to Deere
                           Park that:

                           (a) Pursuant to the terms of the Note, the Debtor is indebted to Deere Park for unpaid principal and accrued interest through the date of this Agreement in the total amount of $369,804.17, in addition to attorneys' fees and other costs of collection (the "DEBT");

                           (b) The Debtor does not have any defense, setoff or counterclaim of any kind to its obligations to Deere Park;

                           (c) The Debtor is in default on his obligations to Deere Park under the Note and the Hypothecation Agreement;

                           (d) Deere Park has a valid first priority security interest in and lien on the Collateral;



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                           (e)      The Debtor owns the Shares free and clear of
                                    any lien, pledge charge, encumbrance or
                                    restriction of any kind or nature except (i) pursuant to the Hypothecation Agreement or
                                    (ii) restrictions on transfer under
                                    applicable state and federal securities
                                    laws;

                           (f) The Note and the Hypothecation Agreement are valid and enforceable in accordance with their terms and in full force and effect;

                           (g) The acceptance of the Collateral in full satisfaction of the Debt is fair consideration and reasonably equivalent value for the Collateral;

                           (h) After giving effect to the transactions contemplated by this Agreement, the sum of the Debtor's assets, at a fair valuation, is greater than the sum of all of the Debtor's debts including contingent liabilities;

                           (i) The Debtor is not engaged, nor is the Debtor about to engage, in a business or transaction for which the remaining assets of the Debtor would be unreasonably small in relation to such business or transaction;

                           (j) The Debtor has not incurred, and does not intend to incur, debts or liabilities beyond the Debtor's ability to pay as they become due;

                           (k) The Debtor is not entering into this transaction with the actual intent to hinder, delay or defraud any creditor;

                           (l) No consent, waiver or approval of any third party is necessary for the execution, delivery and performance of this Agreement

                           (m) The execution, delivery and performance of this Agreement will not result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Debtor pursuant to, any agreement or instrument under which the Debtor is a party or by which his properties may be bound or affected; and

                           (n) This Agreement constitutes, and each of the documents required hereunder, when executed and delivered, will constitute the legal, valid and binding obligation of the Debtor enforceable in accordance with its terms.



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                  2. The Debtor hereby consents to the acceptance by Deere Park of the Collateral in full satisfaction of the Debt and waives any rights that Debtor may have in the Collateral, including, but not limited to, any rights the Debtor may have to redeem the Collateral.

                  3. The Debtor acknowledges that his consent hereunder is voluntary and has not been induced by coercion of any kind.

                  4. The Debtor and Nextgen hereby agree to execute any other documents and take any actions reasonably deemed necessary by Deere Park to evidence the transactions contemplated by this Agreement or to evidence Debtor's ownership and title to the Collateral, and to fully cooperate with Deere Park with respect to the transfer of the Shares by Deere Park at such time as such transfer is legally permissible under Rule 144, as promulgated under the Securities Act of 1933, as amended, or any successor provision. Without limiting the generality of the foregoing, at such time as such transfer is legally permissible under Rule 144, upon the written request of Deere Park, the Debtor, in the event that he continues to be a director and officer of Nextgen at such time, and Nextgen, agree to direct Nextgen's counsel to issue an opinion letter to Deere Park in order to facilitate the removal of the restrictive legend from the Shares and the transfer of the Shares, in accordance with Rule 144. The provisions of this Paragraph 4 shall survive the execution hereof, and remain in full force and effect so long as Deere Park holds the Collateral.

                  5. Deere Park represents, warrants and covenants that: (a) it is the sole owner of the Note, and has not transferred or assigned any interest in the Note to a third party; (b) it is in possession of the Note; (c) it is accepting the Collateral hereunder as payment in full on the Note; (d) upon execution hereof, Deere Park releases the Debtor from any liability under the Note (provided, however, that such release does not apply with respect to the Debtor's obligations under Paragraph 4 hereof); and (e) upon execution hereof, Deere Park shall return the original Note to the Debtor, marked "Paid in Full." Simultaneously with the execution of this Agreement, Deere Park shall execute an Investor Representation Statement in the form attached hereto as Exhibit A. In addition, the Debtor and Deere Park hereby release each other from any liability in connection with the transaction evidenced by the Note.

                  6. Each party hereto shall be responsible for preparation of any regulatory filings required in connection with the subject matter hereof, including, without limitation, filings with the Securities and Exchange Commission.

                  7. No provision of this Agreement may be waived or modified (including this paragraph) except by the written consent of Deere Park. The validity, interpretation and enforcement of this Agreement shall be governed by the internal laws of the Sate of Illinois. Deere Park and the Debtor hereby consent to the exclusive personal jurisdiction of any state or federal court situated in Cook County, Illinois, regarding any actions or claims relating to this Agreement, transactions related thereto or the Collateral. Deere Park and the Debtor hereby waive any objection based upon forum non conveniens, and waive any trial by jury.



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8. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile copies hereof shall be deemed originals. Facsimile copies hereof shall be deemed originals.


                                     -------------------------------------------
                                     Frank J. Fradella



                                     DEERE PARK CAPITAL, L.L.C.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                     NEXTGEN COMMUNICATIONS
                                     CORPORATION


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------



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